[SPECTRUM LAW GROUP LETTERHEAD]

File No.:  10040.03
                                                                     Exhibit 5.1

                                October 22, 2004

Axia Group, Inc.
1324 N. Magnolia Ave
El Cajon, California 92020

         Re:      Axia Group, Inc.

Ladies and Gentlemen:

         As special counsel for Axia Group, Inc. (the "Company"), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about October 22, 2004 (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 500,000,000 shares of common stock, $.001 par value (the "Shares") to be issued pursuant to the October 2004 Employee Stock Incentive Plan of Axia Group, Inc. and the October 2004 Non-Employee Directors and Consultants Retainer Stock Plan of Axia Group, Inc. (each a "Plan" and collectively the "Plans").

         Upon the basis of such examination, we are of the opinion that the Shares will be, when issued and sold in the manner referred to in the Plans, duly and validly issued as fully paid and non-assessable securities of the Company.

         We wish to advise that members of this firm who have worked on the Registration Statement and their affiliates may receive a portion of the Shares to be issued pursuant to the Registration Statement.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,


                                                 /s/ Spectrum Law Group, LLP